EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 119 to Registration Statement No. 2-90946 on Form N-1A of our report dated June 16, 2006, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust (the "Trust"), including Eaton Vance Tax-Managed Dividend Income Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended April 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

August 28, 2006 Boston, Massachusetts